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                                                                     EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT

        THIS AGREEMENT is made and entered into the 23rd of December, 2002 by and between DIGITAL SERVICE, INC., a Washington Corporation ("DSI"), and CABLE CONCEPTS, INC., dba DIRECT DIGITAL COMMUNICATIONS, a Washington Corporation ("CCI") a wholly owned subsidiary of USA Broadband, a Delaware Corporation.

                                    RECITALS

        DSI is in the business of acquiring and owning rights of entry to construct, install, operate and maintain satellite master antenna television operations in multi-family residential developments (herein referred to as "Systems"). CCI is also in the business of designing, constructing, owning and managing Systems.

        DSI desires to purchase from CCI, and CCI is willing to sell to DSI or its assigns, all of its assets, including, Systems and Rights of Entry, for all systems listed on Exhibit "A" attached hereto, all pursuant to the terms and conditions set forth hereafter.

        Accordingly, in consideration of the mutual covenants herein, the parties agree as follows:

        1.      DEFINITIONS

        1.01 "RIGHT OF ENTRY AGREEMENTS" shall mean agreements between CCI and apartment owners under which CCI has agreed to operate and maintain the Systems.

        1.02 "BANK NOTES" shall mean the promissory notes held by Pacifica Bank, and Advanta Credit. Said notes are included in the list of Assumed Liabilities attached hereto as Exhibit B. These notes have outstanding balances of not more than $1,600,000.00 and $15,500 respectively.

        1.03 "PURCHASED ASSETS" shall mean all of the property of CCI, real and personal, tangible and intangible, to be purchased by DSI hereunder, including but not limited to, CCI's Right of Entry Agreements, Systems, Management Agreements, inventory and equipment listed in Exhibit A. The inventory shall include, at a minimum, two hundred and twenty five (225) digital satellite receivers complete with access cards, or if access cards are not available, two hundred and twenty five (225) digital satellite receivers and the parts and materials currently stored in the mini-storage facilities in Dallas and Houston, Texas. Irrespective of where stored, inventory shall also include all of the test equipment and tools provided by CCI to its Texas based personnel and/or agents specific to the support and maintenance of any of the Systems located in the State of Texas. Provided that, at Closing, CCI's contractual obligations that relate to the above referenced mini-

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                storage are not in arrears, DSI shall assume all responsibility for CCI's said mini-storage contractual obligations. All programming agreements that pertain to the Purchased Asset are included in the Purchased Assets but may or may not be included on Exhibit A. To the extent that those agreements are not listed in Exhibit A, those items will be identified and transferred after the execution of this Agreement at or prior to Closing.

                (a) PINNACLE PROPERTY. In addition to the Purchased Assets, CCI shall transfer to DSI all of the property of CCI, real and personal, tangible and intangible, in the Pinnacle Property, including but not limited to, CCI's Right of Entry Agreements, Systems, Management Agreements, inventory and equipment that pertains thereto. The Pinnacle Property is more fully described in Exhibit C attached hereto.

        1.07 "RETAINED ASSETS" shall mean the property of CCI, which is not being purchased by DSI hereunder, as described on Exhibit D attached hereto.

        1.08 "RIGHTS OF ENTRY AGREEMENTS" shall mean the agreements between CCI and the owners of multi-family residential properties pursuant to which CCI has the exclusive right to construct, install, own and operate Systems on the properties. Provided, however, this definition shall also apply to the right of entry agreement for the Foxfire property which the parties acknowledge is a non-exclusive right of entry.

        1.09 "SYSTEMS" shall mean all of the tangible and intangible assets relating to ownership, operation and maintenance of satellite master antenna television operations in multi-family residential properties, including but not limited to cable, head-end equipment, satellite dishes, subscriber boxes, amplifiers, structures, subscriber lists, subscriber agreements, subscriber accounts, leases, programming agreements, contract rights, spare parts, tools, Rights of Entry Agreements and Management Agreements.

        1.10 "UNITS" shall mean the right to provide cable television service to an apartment residential unit pursuant to a Right of Entry Agreement purchased by DSI hereunder.

        2.      PURCHASE AND SALE

        CCI will sell and transfer to DSI, and DSI will purchase and take delivery from CCI, all of the Purchased Assets, pursuant to the terms and subject to the conditions set forth in this Agreement.

        3.      PURCHASE PRICE

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        The purchase price for the Purchased Assets shall be described and applied as follows:

        3.01 UNITS. The purchase price per unit which are so identified on Exhibit A shall be one hundred ninety seven dollars and 50/100 ($197.50) per Unit. Based on the units reflected on Exhibit A, there are a total 8,533 units, excluding Pinnacle on Lake Washington, valued at $1,685,267.50.

        3.02 APPLICATION OF PURCHASE PRICE. Eighty percent (80%) of the purchase price shall be paid hereunder shall be applied to the acquisition of the Rights of Entry and twenty percent (20%) to the equipment and the rest of the assets purchased by DSI hereunder.

        3.03 ASSUMPTION OF PACIFICA BANK AND ADVANTA CREDIT OBLIGATION NOTES. CCI has certain financial obligations owed to Pacifica Bank, and Advanta Credit. Said obligations are based on and arise out of the documentation attached hereto as Exhibit E. DSI shall assume said obligations. PROVIDED, HOWEVER, the obligation owed to Pacifica Bank by CCI shall not exceed one million six hundred thousand dollars ($1,600,000.00); the CCI obligation owed to Advanta Credit shall not exceed fifteen thousand five hundred dollars ($15,500.00).

        3.04 ASSUMPTION OF ADDITIONAL LIABILITIES. Other than the assuming set forth herein above, if an excess balance due to CCI exists, determined by deducting the Pacifica Bank Note and Advanta Credit from the gross transaction value, this balance will be reduced by assigning additional debt or liabilities equivalent to this remaining balance and agreeable to both CCI and DSI. DSI shall not assume, and shall have no liability for, any obligations of CCI which do not arise under the Right of Entry Agreements or under the Management Agreements, and shall not assume the obligations under the Right of Entry Agreements or the Management Agreements which were required to be performed prior to the respective dates of transfer of such assets or with respect to which CCI is in default as of the respective dates of transfer of such assets unless agreed upon between DSI and CCI.

        3.05 TAXES. The purchase price for the Purchased Assets set forth in this Section 4 excludes all sales, use, excise transfer and similar taxes which may be imposed by any governmental agency as a result of the transfer of the Purchased Assets to DSI. CCI shall pay all sales, use, property, or other taxes associated with respect to cable television service and related sales to the subscribers of each property due at the time of transfer of each System, and shall provide evidence thereof to DSI. In lieu of such evidence, DSI may, in its sole discretion, pay any tax owed and deduct any tax it so paid from the purchase price or deposit in escrow the tax amount. The amount of such taxes shall be separately identified in each transfer document. In any event, CCI shall indemnify DSI and hold it harmless from and against any such tax liability, including interest and penalties, and from any costs

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                and expenses of defending against any such claimed deficiency, including reasonable attorneys' fees and costs.

        3.06 CALCULATION OF AMOUNT OWED TO CCI. The entire Purchase Price Subtotal shall be calculated by the number of Units on Exhibit A times the per door amount as described in 4.01 herein. All liabilities assumed by DSI or owed to DSI by CCI pursuant to this contract or otherwise, shall be subtracted from the Purchase Price Subtotal. Further, the subscriber deposits addressed in paragraph 17 shall be deducted from the Purchase Price Subtotal. After said deductions, the result of this calculation shall be the total Amount Owed by DSI to CCI.

        3.07 ACCOUNTS RECEIVABLE: all subscriber accounts receivable prior to December 1, 2002 remain the property of CCI. DSI will provide to CCI assistance and access to subscriber accounts to facilitate collection efforts.

        3.08 PINNACLE PROPERTY. The purchase price for the Pinnacle Property shall not be included in the calculations set forth in paragraph 4.06 above. In consideration for the transfer of the Pinnacle Property, DSI shall assume and hold CCI harmless from CCI's obligations to pay Broadband Concepts for CCI's outstanding account payable obligations to Broadband Concept, Inc. The amount of said obligation is not more than one hundred twenty thousand dollars ($120,732.17). CCI's account payable obligations to Broadband Concepts in more fully described in the documents attached hereto as Exhibit F.

        4.      PAYMENT TERMS

        The Amount Owed described in Section 4 above shall be paid as follows:

        4.01 PROMISSORY NOTE. It the Amount Owed is a positive number, DSI shall execute a promissory note (hereinafter referred to as the "Promissory Note") payable to CCI in the Amount Owed. Said Promissory Note shall not bare any interest. If, after the making of the Promissory Note CCI is, for any reason, obligated to DSI for any additional sums not previously included in the agreed calculation of the sum owed in the Promissory Note then DSI, in its sole discretion, may deduct said additional sums from the balance of the Promissory Note as if paid.

        4.02 PROMISSORY NOTE TERMS. DSI shall pay the Promissory Note balance in quarterly payments that shall be equal to twenty five percent (25%) of the net profits it generates in its operation of the Purchased Assets until the earlier of the balance having been paid in full or 18 months from the closing of this Purchase and Sale Agreement. The first payment shall be due ninety days (90) after the Closing of this Purchase and Sale Agreement.

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        4.03    TRANSFER OF PURCHASED ASSETS. CCI specifically acknowledges that it will not have any interest in the Purchased Assets after the Closing of this Purchase and Sale Agreement. CCI further specifically agrees that DSI, in its sole discretion, may sell some, or all, of the Purchased Assets to third parties. However, if any of the Purchased Assets are sold, all of the net proceeds therefrom shall be applied to the balances of the obligations set forth in paragraph 4.03 hereinabove. If any of the net proceeds are not so applied then twenty five percent (25%) of the net proceeds that are not so applied shall be paid to CCI, and the balance of the Promissory Note shall be reduced by an equal amount. If all of the Purchased Assets are sold, and after all payments are made and applied to the Promissory Note balance as required herein, there are still sums owing pursuant to the Promissory Note, then the balance shall be paid in equal quarterly payments over a period not to exceed six months from the date of the last transfer of a Purchased Asset by DSI to a third party.

        4.05 IF AMOUNT OWED IS A NEGATIVE NUMBER. CCI warrants that the Amount Owed is not a negative.

        5.      SIGNORS GUARANTY/WARRANTEE

        5.01 SIGNOR'S AUTHORITY. The person who executes this Purchase and Sale Agreement on behalf of CCI hereby warrants and guarantees that said person is duly and fully authorized by CCI to execute this agreement on CCI's behalf.

        6.      CLOSING

        6.01 CLOSING DATE. Closing of all of the Purchased Assets shall occur on the _____ day of _______ 200__ even though the transfer of some of the Purchased Assets may occur before or after that date. As used in this Purchase and Sale Agreement, the term "Closing Date" shall be the 1st day of December, 2002. The transfer of all assets shall be done in such a manner to preserve in DSI any priority to title to any Purchased Asset in any government record where such interest is recorded. Closing, shall occur at the Santa Fe Springs office or at such other place, as CCI and DSI shall mutually agree.

        7.      REPRESENTATIONS OF SELLER

        CCI represents and warrants to DSI, as of the date of this Agreement and as of the Closing Date, as follows:

        7.01    ORGANIZATION, GOOD STANDING AND POWER. CCI:

                        (a) is a corporation duly organized, validly existing and in good

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                        standing under the laws of the State of Washington;

                        (b) is not required to be authorized or licensed to do business as a foreign corporation in any other jurisdiction by reason of the nature of the business conducted by it or the properties owned or leased or operated by it; and

                        (c) has the requisite power and authority to own, lease and operate its properties, and to carry on its business as currently conducted.

        7.02 AGREEMENTS RELATING TO STOCK. Neither CCI, nor any of its shareholders, is or are a party or parties to any written or oral agreement, understanding, arrangement or commitment, or is bound by any certification of incorporation, bylaws or other instrument, which creates any rights with respect to the voting of any securities of CCI.

        7.03 AUTHORIZATIONS AND ENFORCEABILITY. CCI has the requisite power and authority to execute, deliver and perform this Purchase and Sale Agreement and to consummate the transactions contemplated hereby. This Purchase and Sale Agreement has been duly and validly executed and delivered by CCI, and has been duly and validly authorized by each shareholder of CCI, and it constitutes the valid and binding obligation of CCI fully enforceable in accordance with its terms.

        7.04 EFFECTIVENESS OF AGREEMENT. The execution, delivery and performance of this Purchase and Sale Agreement by CCI and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both:

                        (a) Violate any provision of law, statute, rule or regulation to which CCI is subject;

                        (b) Violate any judgment, writ or decree of any court, arbitrator or governmental agency applicable to CCI;

                        (c) Have any adverse effect on any of the Purchased Assets; or

                        (d) Result in the breach of or conflict with any term, covenant, condition or provision of, or result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Purchased Assets.

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        7.05    RESTRICTIONS. CCI is not a party to any contract, commitment or agreement, and none of the Purchased Assets are subject to or bound or affected by any bylaw or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind, which would:

                        (a) Prevent CCI from entering into this Purchase and Sale Agreement or from consummating the transactions contemplated hereby; or

                        (b) materially and adversely affect, or in the future may materially and adversely affect, the Purchased Assets or the ability of DSI to carry on a business similar to that presently conducted by CCI, or the ability of DSI to use the Purchased Assets in the manner in which they are presently used.

        7.06 GOVERNMENT AND OTHER CONSENTS. No consent, authorization or approval, or exemption by, or filing with any governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by CCI of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action contemplated by this Agreement.

        7.07 VIOLATION OF LAWS. CCI is not in default or in violation of any executive, legislative, judicial or administrative ruling, order, injunction or decree.

        7.08 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. CCI owns and has good and marketable title to the Purchased Assets, free and clear of all mortgages, security interests, liens, encumbrances, use restrictions and other defects in title, except liens, easements, restrictions and other encumbrances on the property subject to the Right of Entry Agreements which are part of the Purchased Assets. By way of illustration of the foregoing exception, a permitted lien would include a lender's mortgage, which constitutes a lien on the apartment complex covered by a Right of Entry Agreement. A second exception hereto shall be those security interests that are listed on Exhibit E.

                Each of the agreements and other instruments constituting part of the Purchased Assets, including but not limited to, the Right of Entry Agreements and the Management Agreements, is in full force and effect.

        7.12 CONDITION OF EQUIPMENT. All of the equipment and other tangible personal property constituting part of the Purchased Assets are in good condition and repair (ordinary wear and tear which are not such as to adversely affect the operation of any such property excepted) and are suitable for the uses for which they are intended. All such property is operative in conformity with all applicable laws,

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                ordinances, regulations and other governmental requirements currently in effect.

        7.13 ACCURACY OF REPRESENTATIONS. No representation, covenant or warranty by CCI contained in this Purchase and Sale Agreement contains or will contain at Closing any untrue statement of a material fact or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

        7.15 SYSTEMS. Each of the Systems set forth on Exhibit A is fully contained within the property covered by a related Right of Entry Agreement. Each of the Systems is fully operational and currently delivering all of the channel line-ups that CCI publishes in its promotional material specific to each Unit. All Systems are functioning under standard operating procedures. All programming fees for community service and basic service are paid current by CCI at or before Closing. If said fees are not paid at or prior to Closing, DSI, in it's sole discretion, may pay the same and deduct an amount equal thereto from the Amount Owed pursuant to paragraph 4.06 hereinabove. All of CCI's revenue sharing obligations shall be paid in full prior to or at the time of Closing. If said obligations not paid prior to or at Closing, DSI, in its sole discretion, may pay the same and deduct an amount equal thereto from the Amount Owed pursuant to paragraph 4.06 hereinabove.

        7.16 MAINTENANCE OF BUSINESS RECORDS. Until Closing, CCI shall continue to maintain the Systems that have not been previously transferred to DSI to operate pending Closing and CCI shall keep all of its business books, records and files, all in the ordinary course of business, in accordance with past practices consistently applied.

        8.      REPRESENTATIONS AND WARRANTIES OF DSI

        DSI represents and warrants to CCI, as follows:

        8.01    ORGANIZATION, GOOD STANDING AND POWER. DSI:

                        (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington;

                        (d) has the requisite power and authority to own, lease and operate the Purchased Assets, and to carry on its business as currently conducted.

        8.02 AUTHORIZATION AND ENFORCEABILITY. DSI has the requisite power and authority to execute, deliver and perform this Purchase and Sale Agreement and to consummate the transactions contemplated hereby. This Purchase and Sale Agreement has been duly and validly executed and delivered by DSI, and has

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                been duly and validly authorized by each shareholder of DSI, and it constitutes the valid and binding obligation of DSI fully enforceable in accordance with its terms.

        8.03 EFFECTIVE AGREEMENT, CONSENTS. No consent, authorization or approval or exemption by, or filing with, any governmental or public body or authority is required in connection with execution, delivery and performance by DSI of this Agreement or the taking of any actions contemplated herein.

        9.      CONDITIONS PRECEDENT TO DSI'S OBLIGATION TO CLOSE

        DSI's obligation to close the transactions contemplated herein are subject to the fulfillment, at or prior to Closing, of each of the following condition, any one or more of which may be waived by DSI:

        9.01 REPRESENTATION AND WARRANTIES. All representations and warranties of CCI made hereunder shall be true and correct at Closing.

        9.05 FORM OF AGREEMENTS. The form and substance of the documents constituting the Right of Entry Agreements and the Management Agreements shall be satisfactory to DSI.

        9.06 TRANSFER OF PURCHASED ASSETS. The Purchased Assets shall have been transferred and delivered to DSI, in such form as is satisfactory to DSI.

        9.07 SALES TAX. CCI shall have provided to DSI evidence satisfactory to DSI that CCI has paid all sales taxes, which it is required to pay by virtue of the transfer of Right of Entry Agreements to DSI pursuant to this Agreement.

        10.     CONDITIONS PRECEDENT TO CCI'S OBLIGATIONS TO CLOSE

        CCI's obligation to close the transactions contemplated herein are subject to the fulfillment, at or prior to Closing, of each of the following conditions, any one or more of which may be waived by CCI:

        10.01   NOTE.   CCI shall have received the Promissory Note in the
                        amount described in paragraph 5.01 hereinabove.

        11.     CCI'S INDEMNITY

        CCI shall defend, indemnify and hold DSI and its shareholders, successors and assigns,

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        harmless from and against:

                        (a) All debts, liabilities, damages, losses, costs, taxes, attorneys' fees, judgments, assessments, expense, or claims owing by, incurred or accrued against CCI or DSI or against any of the Purchased Assets as of or prior to Closing, or arising out of the sale of any Purchased Assets or CCI's business operations or ownership of the Purchased Assets by CCI prior to Closing, or any obligation of CCI under the Purchased Assets which are required to be performed prior to Closing.

                        (b) All liabilities, costs, damages, expenses and losses paid or incurred, or to be paid or incurred hereafter, by DSI arising out of any inaccurate representations or breaches of representations or warranties by CCI herein, or any attempt by any person to cause or require DSI to pay or discharge, obligation, liability or commitment of CCI which is not specifically assumed by DSI pursuant to this Agreement.

                        (c) Any reasonable costs and expenses of DSI related to the foregoing, including reasonable attorneys' fees in connection with the protection, defense or appeal of any demand, suit or action in connection with the foregoing, or for enforcing this indemnity.

                        (d) In addition to any other remedies which DSI may have against CCI at law or pursuant to this Purchase and Sale Agreement, DSI may offset against payment of any amount of the purchase price hereunder, including the payment of any amounts payable pursuant to the Promissory Note described in paragraph 5.01, any and all amounts to which DSI is entitled to indemnification pursuant to this paragraph.

        12.     DSI'S INDEMNITY

        DSI shall indemnify and hold CCI harmless from and against:

                        (a) All damages, expenses and losses suffered, paid or incurred, or to be suffered, paid or incurred after Closing by CCI arising out of any inaccurate representations or breaches of warranties or representations by DSI hereunder.

                        (b) DSI's ownership, operation and conduct of any Purchased Assets after Closing.

                        (c) All reasonable costs and expenses of CCI related to the foregoing, including reasonable attorneys' fees in connection with the prosecution,

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                        defense or appeal of any demand, suit or action in
                        connection with the foregoing or enforcing this indemnity.

        13.     ASSIGNMENT OF CONTRACT RIGHTS

        DSI agrees to pay all or any portion of the Purchase Price required hereunder, and make the Promissory Note described in paragraph 5.01 hereof payable to any party designated by CCI, to the extent that CCI directs in writing, and provided that DSI is held harmless from any liability for having responded to such direction. Any payment by DSI hereunder pursuant to such direction shall be deemed payment for the Purchased Assets hereunder as fully as though it were made to CCI. The foregoing shall not obligate DSI to make any payment in total amounts greater than, or on dates prior to, amounts or dates required under this Purchase and Sale Agreement.

        14.     PROGRAMMING AGREEMENTS

        To the extent that programming agreements held by CCI affecting any of the Systems acquired by DSI hereunder are retained by CCI, CCI agrees to take such actions, including executing such amendments, and providing such notices and other communications to the other parties to the programming agreements, as may be requested by DSI, for so long as such programming agreements affect programs provided to Systems acquired by DSI hereunder.

        15.     MISCELLANEOUS

        15.01 DISCLOSURE. CCI shall disclose and make available to DSI, all documents, data and other information within CCI's possession and control relating to the Purchased Assets.

        15.02 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

        15.03 REPRESENTATIONS AND WARRANTIES SHALL SURVIVE. All representations and warranties by the parties contained herein, and otherwise made in writing pursuant to this Purchase and Sale Agreement, shall survive Closing.

        15.04 ENTIRE AGREEMENT. This Purchase and Agreement contains the entire agreement of the parties relating to the rights granted and obligations assumed under this Purchase and Sale Agreement, and supersedes all prior agreements, understanding or representations, whether written or oral, with respect to the subject matter hereof. There are no other verbal or other agreements which modify or affect this Purchase and Sale Agreement. This Purchase and Sale Agreement may only be amended in writing, signed by the parties hereto.

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        15.05   NOTICES. All notices or other communications hereunder, shall be deemed to have been given, when personally delivered or when deposited in the U.S. Mail, registered or certified, postage prepaid and addressed as follows:

                To CCI:     USA Broadband

                            1111 Orange Avenue
                            Coronado, California 92118
                            Attn: Grant Miller, CFO


                To DSI:     Digital Service, Inc.
                            1320 26th Street NW
                            Auburn, WA 98001
                            Attn: Jay Gordon, President

        15.06 CCI SHALL EXECUTE ALL DOCUMENTS. CCI shall execute all documents that are reasonably necessary to fulfill the intent of this Purchase and Sale Agreement and to complete the transfer of any of the Purchased Assets. Any such documents shall be in such form as is acceptable to DSI. CCI's obligations hereunder shall survive Closing.

        15.07 ATTORNEYS' FEES. In the event legal action is taken by either party to enforce this Purchase and Sale Agreement, or any action arising out of the representations, warranties, and covenants contained herein, all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party shall be paid by the non prevailing party.

        15.08 JURISDICTION AND VENUE. This Purchase and Sale agreement shall be construed in accordance with the laws of the State of Washington venue shall lie in Pierce County, WA Superior Court.

        16.     SUBSCRIBER DEPOSITS

        CCI shall provide DSI with complete and accurate accounting of all subscriber deposits that pertain to any of the Purchased Assets including the Pinnacle Property. DSI shall assume all responsibility to said subscribers for return of said deposit as is required by the subscriber agreements with CCI. The total amount of said deposits shall be deducted for the Amount Owed set forth in paragraph 4.06.

        17.     ESTOPPEL CERTIFICATES - ASSIGNMENT AGREEMENT

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        CCI shall obtain an executed Estoppel Certificate from each of the owners of each of the properties for each and every Right of Entry Agreement that is included in the Purchased Assets. The Estoppel Certificates shall include, but not necessarily be limited to, an owner affirmation that CCI's Rights of Entry Agreements that are included in the Purchased Assets are in full force and effect and that CCI is not in default in any of CCI's obligations owed to the respective property owner. The Estoppel Certificates shall be in the form of Exhibit G attached hereto. CCI shall deliver all Estoppel Certificates along with an assignment agreement as required hereunder to DSI within ninety (90) days of closing.

        18.     USA BROADBAND, INC.'S GUARANTEE
        USA Broadband, Inc., hereby guarantees performance of each and every obligation of CCI that arises out of this Purchase and Sale Agreement, including but not limited to all of CCI's duties, obligations and liabilities arising out of this contract that occur after Closing.

        19.     DEFAULT DECLARED BY APARTMENT OWNER IN 60 DAYS.

        In the event that within 60 days after Closing, any apartment owner of any of the Units shall in any manner notify any party hereto that said property owner believes that the operation of the System in said property owners apartment complex has not been maintained or operated in accordance with the applicable Right of Entry Agreement and provided that DSI is not able, after reasonable efforts that does not include any further financial expenditure by DSI, resolve the apartments owner's related concerns to the satisfaction of the apartment owner and the apartment owner declares the Right of Entry Agreement to be in default, then DSI may, within 30 days after the declared default, in its sole discretion, elect a remedy of returning said Units to CCI and the Amount Owed shall be reduced by a sum equal to the Purchase Price for said Units or secure additional units from CCI in exchange for the Units in default. All other remedies available to DSI for all other issues shall be unaffected hereby.

        IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first above written.

        CCI:                             CABLE CONCEPTS, INC. A WHOLLY
                                         OWNED SUBSIDIARY OF USA BROADBAND

                                         /s/ Grant Miller
                                         ---------------------------------------

                                         By: Grant Miller
                                         Title: CFO USA Broadband


        DSI:                             DIGITAL SERVICE, INC.

                                         /s/ Jay Gordon
                                         ---------------------------------------

                                         By: Jay Gordon
                                         Title: President. Digital Service, Inc.

                                    Exhibit A
                      Systems and Right of Entry Agreements

                                                       Number of
    Name of Property         City              State     Units
----------------------------------------------------------------
Arizona
    Desert Mirage                Gilbert        AZ        106
    Foxfire                       Tempe         AZ        188
    Hampton Court                  Mesa         AZ         27
                                              ------------------
                                                 3        321
Dallas
    Bear Creek                    Euless        TX        250
    Bluebonnet                    Ennis         TX         64
    Home of Persimmons            Dallas        TX        180
    Lakeland                   Lewis Ville      TX         61
    Legends of Eagle Mtn.      Forth Worth      TX        208
    Tree Top                  Grand Prairie     TX        128
    Westchester               Grand Prairie     TX        244
    Willows, The                  Ennis         TX         84
    5600                          Dallas        TX         13
    Athenian                      Dallas        TX         22
    Beacon Hills                  Dallas        TX         42
    Buckingham                    Dallas        TX         50
    Casa Villa                    Dallas        TX         34
    Coral Gables                  Dallas        TX         44
    Driftwood                     Dallas        TX         28
    Gaston Village                Dallas        TX         10
    Kahluha                       Dallas        TX         29
    Kings Quarters                Dallas        TX         22
    Oaks, The                     Dallas        TX         16
    Paree                         Dallas        TX         37
    Pink Adobe                    Dallas        TX         30
    Santa Clara                   Dallas        TX        428
    Sherman Oaks                  Dallas        TX         25
    Silver Sands                  Dallas        TX         54
    Strand, The                   Dallas        TX         36
    Bayou Bend                    Dallas        TX        308
    Warwick                       Dallas        TX        320
                                              ------------------
                                                27      2,767

                                                       Number of
    Name of Property         City              State     Units
----------------------------------------------------------------
Houston
    Cornerstone Ranch              Katy         TX        352
    Deerwood                     Houston        TX        186
    Fairmont Oaks                Houston        TX        188
    Hidden Lakes               New Orleans      LA        461
    Huntwick                     Houston        TX        288
    Oaks of Baytown               Harris        TX        248
    Quail Chase                  Houston        TX        248
    Quay Point                   Houston        TX        135
    Royal Oaks Gardens            Bryan         TX        168
    Bent Oaks                   Hitchcock       TX         72
    Brazoswood                    Clute         TX         72
    Brompton Square              Houston        TX        214
    Burnett Place                 Taylor        TX         72
    Stable Chase                 Houston        TX        150
    Washington Courtyard         Houston        TX         74
    Willow Falls Apartments      Houston        TX        174
    Willows, The                 Houston        TX        346
    Park at Clear Creek          Hemstead       TX         76
                                              ------------------
                                                17      3,524


Northern California
    Aspen Park                  Sacramento      CA        280
    California Place            Sacramento      CA        211
    Oak Valley               North Highlands    CA        141
    Stanford Heights            Sacramento      CA        170
    Sun Valley                  Sacramento      CA        128
    Sierra Ridge                Sacramento      CA        134
    Village Crossing            Sacramento      CA        196
    Valley Green                Sacramento      CA        661
                                              ------------------
                                                8       1,921

                                    Exhibit B
                              Financial Liabilities

Pacifica Bank - Account # 200275 - Balance Due -           $ 1,581,779.27

Advanta Credit - Account # -          Balance Due -        $    15,445.87

                                    Exhibit C

          Pinnacle on Lake Washington - 180 Units located in Renton, WA

                                    Exhibit D
       Systems and Units Owned by Cable Concepts, Inc. dba Direct Digital
                                 Communications

        PROPERTY NAME              CITY         ST       UNITS
--------------------------------------------------------------
Acropolis                        San Jose       CA         20
Ashton Place                     San Jose       CA        948
Cascades, The                   Sunnyvale       CA        178
Eden Gardens (MHP)               Hayward        CA        138
Hayward (MHP)                    Hayward        CA        237
Jackson Towers                San Francisco     CA         81
Landing @ Jack London            Oakland        CA        282
Masson Apts                      San Jose       CA         15
San Pedro Square                 San Jose       CA         32
Sun Valley (MHP)                Livermore       CA        163
Terracina Phase II             Morgan Hill      CA        148
Alhambra Apts                     Davis         CA        160
Saratoga                        Vacaville       CA        108
Sycamore                         Woodland       CA        136
Larkspur                         Larkspur       CA        248
St. Francis Place
(bulk w/DTV)                  San Francisco     CA        410
Vista Sonoma Seniors            Santa Rosa      CA        189
Chateau Marina                Marina Del Ray    CA        334
Fiji Villas                   Marina Del Ray    CA        156
Regatta, The                  Marina Del Ray    CA        224
Vintage Gardens                West Covina      CA        188
1221 Ocean Ave.                Santa Monica     CA        120
Vintage Grove                    La Verne       CA        110

        PROPERTY NAME              CITY         ST       UNITS
--------------------------------------------------------------
Kiowa Apartments               Los Angeles      CA         19
Legacy @ Westwood              Los Angeles      CA        187
Medici, The                    Los Angeles      CA        335
Oak Tree                        Van Nuys        CA         21
Corona La Linda                  Corona         CA        132
Plaza @ Arboretum             Santa Monica      CA        350
Enclave Apts                    Lewisvile       TX        356
Mission Pointe                   Euless         TX        260
Paces Point                    Lewisville       TX        300
Park Timbers                   Lewisville       TX        230
Peachtree                        Garland        TX        344
Pecan Ridge                     Mesquite        TX        210
Belmont Village                  Memphis        TN        121
Echelon @ the Ballpark           Memphis        TN        300
Preserve @ Southwind             Memphis        TN        306
Wesley Forest                    Memphis        TN        100
Gardner                           Fargo         ND        120
Glenwood                          Fargo         ND         18
Park Place                        Fargo         ND         72
Royal Court                       Fargo         ND        106
South Pointe                      Fargo         ND        140
Dakota Square                  Grand Forks      ND         48

                                    Exhibit E

                            (Attach Bank Statements)

                                    Exhibit F

On December 31, 2002, [check date: should this be 2001 ???]Digital Service, Inc. acquired the assets of Broadband Concepts. Broadband Concepts had entered into a contractual agreement with Cable Concepts, Inc. dba Direct Digital Communications ("DDC"). The agreement was to purchase certain assets from DDC and to supply project management and engineering services. The outstanding balance due to Broadband Concepts for engineering and project management is $166,855.17. The outstanding debt owed to DDC for purchase of assets is $46,123.00 making the net due to Digital Service One Hundred Twenty Thousand Seven Hundred Thirty Two Dollars and 17/100 ($120,732.17).

                                    Exhibit G
                                Estopple Language

On (roe date), (property name) entered into a Right of Entry Agreement with Cable Concepts, Inc. dba Direct Digital Communications, allowing access and the installation, operations for a video communications distribution system.

I (owner's representative) hereby attest that the Right of Entry Agreement between (property name) and Cable Concepts, Inc. dba Direct Digital Communications attached hereto is operational and in good standing and all material covenants of the Right of Entry Agreement operational and or satisfied.


-----------------------------------
Owner's Representative